SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. 2)*


                        HAYES LEMMERZ INTERNATIONAL, INC.
         --------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
         --------------------------------------------------------------
                         (Title of Class of Securities)


                                    420781304
         --------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
         --------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 420781304

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ASPEN ADVISORS LLC

               13-4118717
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -0-
NUMBER OF         --------------------------------------------------------------
SHARES             6    SHARED VOTING POWER
BENEFICALLY             1,315,020
OWNED BY EACH     --------------------------------------------------------------
REPORTING          7    SOLE DISPOSITIVE POWER
PERSON WITH             -0-
                  --------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,315,020
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,315,020
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON

               OO, IA
--------------------------------------------------------------------------------

CUSIP NO. 420781304

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SORIS CAPITAL ADVISORS, LLC

               20-3177754
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                      (b)  [x]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -0-
NUMBER OF         --------------------------------------------------------------
SHARES             6    SHARED VOTING POWER
BENEFICALLY             7,223,298
OWNED BY EACH     --------------------------------------------------------------
REPORTING          7    SOLE DISPOSITIVE POWER
PERSON WITH             -0-
                  --------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        7,223,298
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               7,223,298
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON

               OO, IA
--------------------------------------------------------------------------------

CUSIP NO. 420781304

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOPRIS PARTNERS SERIES A, of SOPRIS CAPITAL PARTNERS, L.P.

               37-1520276
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                      (b)  [x]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -0-
NUMBER OF         --------------------------------------------------------------
SHARES             6    SHARED VOTING POWER
BENEFICALLY             4,674,074
OWNED BY EACH     --------------------------------------------------------------
REPORTING          7    SOLE DISPOSITIVE POWER
PERSON WITH             -0-
                  --------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        4,674,074
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,674,074
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               4.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

CUSIP NO. 420781304

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOPRIS CAPITAL, LLC

               20-3978493
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                      (b)  [x]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -0-
NUMBER OF         --------------------------------------------------------------
SHARES             6    SHARED VOTING POWER
BENEFICALLY             5,213,074
OWNED BY EACH     --------------------------------------------------------------
REPORTING          7    SOLE DISPOSITIVE POWER
PERSON WITH             -0-
                  --------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        5,213,074
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,213,074
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               5.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON

               OO
--------------------------------------------------------------------------------

CUSIP NO. 420781304

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               NIKOS HECHT
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                      (b)  [x]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

               UNITED STATES
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -0-
NUMBER OF         --------------------------------------------------------------
SHARES             6    SHARED VOTING POWER
BENEFICALLY             8,538,318
OWNED BY EACH     --------------------------------------------------------------
REPORTING          7    SOLE DISPOSITIVE POWER
PERSON WITH             -0-
                  --------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        8,538,318
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               8,538,318
--------------------------------------------------------------------------------
   10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               8.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer:

                  Hayes Lemmerz International, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

                  15300 Centennial Drive
                  Northville, Michigan 48168

Item 2.

      (a)   Name of Persons Filing:

                  Aspen Advisors LLC ("Aspen Advisors");
                  Sopris Capital Advisors, LLC ("Sopris Advisors");
                  Sopris Partners Series A, of Sopris Capital Partners, L.P.
                    ("Sopris Partners");
                  Sopris Capital, LLC ("Sopris Capital"); and
                  Nikos Hecht (collectively, the "Reporting Persons")

      (b)   Address of Principal Business Office or, if none, Residence:

            The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of Sopris Advisors, Sopris Partners, Sopris Capital and Mr. Hecht is 314 S. Galena Street, Suite 300, Aspen, CO 81611.

      (c)   Citizenship:

            Aspen Advisors, Sopris Advisors and Sopris Capital are Delaware limited liability companies. Sopris Partners is a Delaware limited partnership. Mr. Hecht is a citizen of the United States.

      (d)   Title of Class of Securities:

                  Common Stock

      (e)   CUSIP Number:

                  420781304

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a)   [ ]    Broker or dealer registered under Section 15 of the
                     Exchange Act.

        (b)   [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)   [ ]    Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

        (d)   [ ]    Investment company registered under Section 8 of the
                     Investment Company Act.

        (e)   [ ]    An investment adviser in accordance with Rule 13d-1
                     (b)(1)(ii)(E);

        (f)   [ ]    An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);

        (g)   [ ]    A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G);

        (h)   [ ]    A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

        (i)   [ ]    A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act;

        (j)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                  Aspen Advisors:                                     1,315,020
                  Sopris Advisors:                                    7,223,298
                  Sopris Partners:                                    4,674,074
                  Sopris Capital:                                     5,213,074
                  Mr. Hecht:                                          8,538,318

      (b)   Percent of class:

                  Aspen Advisors:                                           1.3%
                  Sopris Advisors:                                          7.1%
                  Sopris Partners:                                          4.6%
                  Sopris Capital:                                           5.1%
                  Mr. Hecht:                                                8.4%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:

                  Aspen Advisors:                                           -0-
                  Sopris Advisors:                                          -0-
                  Sopris Partners:                                          -0-
                  Sopris Capital:                                           -0-
                  Mr. Hecht:                                                -0-

            (ii)  Shared power to vote or to direct the vote:

                  Aspen Advisors:                                     1,315,020
                  Sopris Advisors:                                    7,223,298
                  Sopris Partners:                                    4,674,074
                  Sopris Capital:                                     5,213,074
                  Mr. Hecht:                                          8,538,318

            (iii) Sole power to dispose or to direct the disposition of:

                  Aspen Advisors:                                           -0-
                  Sopris Advisors:                                          -0-
                  Sopris Partners:                                          -0-
                  Sopris Capital:                                           -0-
                  Mr. Hecht:                                                -0-

            (iv)  Shared power to dispose or to direct the disposition of:

                  Aspen Advisors:                                     1,315,020
                  Sopris Advisors:                                    7,223,298
                  Sopris Partners:                                    4,674,074
                  Sopris Capital:                                     5,213,074
                  Mr. Hecht:                                          8,538,318

      Of the shares reported as beneficially owned in this Schedule 13G, 4,674,074 are owned directly by Sopris Partners, 1,315,020 shares are owned by private clients of Aspen Advisors, 2,010,224 shares are owned by private clients of Sopris Advisors, and 539,000 are owned by an investment partnership with Sopris Capital as its general partner and Sopris Advisors as its manager.

      Sopris Capital is the general partner of Sopris Partners and the investment partnership and, as such, may be deemed to share beneficial ownership of the common stock of the Issuer (the "Common Stock") owned directly by such partnerships. Mr. Hecht is the managing member of each of Aspen Advisors and of Sopris Advisors and the sole member of the managing member of Sopris Capital. As the managing member of Aspen Advisors and Sopris Advisors, the sole member of the managing member of Sopris Capital and the owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors and Sopris Advisors, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors and Sopris Advisors, and through Sopris Capital, Sopris Partners and the investment partnership. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners and the investment partnership, has discretionary investment authority over the Common Stock held by their respective private clients and such partnerships, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners, the investment partnership, and the private clients of Aspen Advisors and Sopris Advisors. Each of Sopris Partners, the investment partnership and Sopris Capital disclaims any beneficial interest in the Common Stock owned by the accounts managed by Sopris Advisors and Aspen Advisors.

Item 5. Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Each of Aspen Advisors and Sopris Advisors serves as an investment manager for private clients, none of which, individually, holds more than 5% of the Common Stock. Sopris Capital is the general partner of several affiliates which individually do not hold more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9. Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Materials to be filed as Exhibits.

      Exhibit A: Joint Filing Agreement.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2009

                                    SOPRIS PARTNERS SERIES A, of SOPRIS CAPITAL
                                    PARTNERS, L.P.

                                    By:     SOPRIS CAPITAL, LLC
                                            Its general partner

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Sole Member of the Managing Member


                                    SOPRIS CAPITAL, LLC

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Sole Member of the Managing Member


                                    ASPEN ADVISORS LLC

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Managing Member


                                    SOPRIS CAPITAL ADVISORS, LLC

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Managing Member


                                    /s/ NIKOS HECHT
                                    -----------------------------------
                                    Nikos Hecht

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 12th day of February, 2009.

                                    SOPRIS PARTNERS SERIES A, of SOPRIS CAPITAL
                                    PARTNERS, L.P.

                                    By:     SOPRIS CAPITAL, LLC
                                            Its general partner

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Sole Member of the Managing Member


                                    SOPRIS CAPITAL, LLC

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Sole Member of the Managing Member


                                    ASPEN ADVISORS LLC

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Managing Member


                                    SOPRIS CAPITAL ADVISORS, LLC

                                    By: /s/ NIKOS HECHT
                                        -------------------------------
                                    Name:   Nikos Hecht
                                    Title:  Managing Member


                                    /s/ NIKOS HECHT
                                    -----------------------------------
                                    Nikos Hecht